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                                                                     Exhibit 5.1

                [Letterhead of Milbank, Tweed, Hadley & McCloy]


                               January 20, 1998



Glacier Water Services, Inc.
2261 Cosmos Court
Carlsbad, California  92009

          Re:  Registration Statement on Form S-2
               ----------------------------------

Ladies and Gentlemen:

          We have acted as counsel to Glacier Water Services, Inc. (the "Company") in connection with the preparation and filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended, of the Registration Statement on Form S-2, Registration No. 333-40335 (as amended, the "Registration Statement"). The Registration Statement relates to the offer for sale of up to 3,400,000 Cumulative Trust Preferred Securities (the "Trust Preferred Securities") of Glacier Water Trust I, a Delaware statutory business trust (the "Trust"), the Junior Subordinated Debentures to be issued by the Company to the Trust in connection with the sale of the Trust Preferred Securities, and the Guarantee to be issued by the Company with respect to the Trust Preferred Securities. All capitalized terms used in this opinion letter and not otherwise defined herein have the same meaning as set forth in the Registration Statement.

          We have examined the Registration Statement, the form of Indenture to be entered into by the Company and Wilmington Trust Company, as trustee (the "Trustee") governing the Junior Subordinated Debentures and the form of Guarantee (the "Guarantee") to be entered into by the Company and the Trustee. We have also examined such other documents as we have deemed necessary to render our opinions expressed below. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies.

          In rendering the opinions expressed below, we have assumed that (a) all the documents referred to in this opinion letter have been or will be duly executed, delivered and authenticated by and (except to the extent set forth below as to the Company) constitute legal, valid, binding and enforceable
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Glacier Water Services, Inc.
January 20, 1998
Page 2


obligations of all of the parties to such documents, (b) all of the signatories to such documents have been or will be duly authorized and (c) all the parties to such documents have (except to the extent set forth below as to the Company) been duly organized and are validly existing and have the power and authority (corporate and otherwise) to execute and perform such documents.

          Based on and subject to the foregoing and subject also to the assumptions and qualifications set forth below, and having considered such questions of law as we have deemed relevant, we are of the opinion that:

     (1) the Company has been duly incorporated and is validly existing as a corporation under the laws of the State of Delaware; and

     (2) the Guarantee, when executed and delivered as referred to in the Registration Statement, and the Junior Subordinated Debentures, when issued, sold and paid for in the manner referred to in the Registration Statement, will constitute legal, valid and binding obligations of the Company, entitled to the benefits of, and subject to the provisions of, the Indenture and the Guarantee Agreement, except as may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or transfer laws or similar laws affecting the rights of creditors generally, and as the enforceability of those documents is subject to general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief, regardless of whether considered in a proceeding in equity or at law.

          The foregoing opinion is also subject to the following comments and qualifications:

     (a) The enforceability of certain provisions of the Indenture and the Guarantee may be limited by laws rendering unenforceable the release of a party from, or the indemnification of a party against, liability for its own wrongful or negligent acts under certain circumstances, and indemnification contrary to Federal or state securities laws and the public policy underlying such laws.
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Glacier Water Services, Inc.
January 20, 1998
Page 3

     (b) The enforceability of provisions in the Indenture, the Junior Subordinated Debentures and the Guarantee, to the effect that the terms may not be waived or modified except in writing, may be limited under certain circumstances.

     (c) We advise you that, under certain circumstances, a guaranty executed by a corporate shareholder of a corporate borrower may not be enforced as an obligation separate from the obligation guaranteed if it is determined that the borrower is merely an alter ego or nominee of the guarantor and that the "true" borrower is the guarantor. If the guarantor is deemed to be liable as a primary obligor, it is likely that the guarantor will also be entitled to the rights and defenses otherwise available to a primary obligor.

     (d) We also advise you of California statutory provisions and case law to the effect that, in certain circumstances, a surety may be exonerated if the creditor materially alters the original obligation of the principal without the consent of the guarantor, elects remedies for default which impairs the subrogation rights of the guarantor against the principal, or otherwise takes any action without notifying the guarantor which materially prejudices the guarantor. However, there is also authority to the effect that a guarantor may validly waive such rights, if such waivers are expressly set forth in the guaranty. While we believe that a California court should hold that the explicit language contained in the Guarantee waiving such rights should be enforceable, we express no opinion with respect to the effect of (i) any modification to or amendment of the obligations of the Trust which materially increases such obligations; (ii) any election of remedies by the Trust following the occurrence of an event of default; or (iii) any other action by the Trust which materially prejudices any guarantor, if, in any such instance, such modification, election or action occurs without notice to any guarantor and without granting to any guarantor an opportunity to cure any default by the Trust.

          The foregoing opinions are limited to matters involving the General Corporation Law of the State of Delaware and the laws of the State of California, and we do not express any opinion as to the laws of any other jurisdiction. This opinion letter may not be relied upon for any purpose other than in connection with the transactions contemplated by the Registration Statement without our prior written consent in each instance. We hereby consent to the filing of this opinion as an exhibit to the
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Glacier Water Services, Inc.
January 20, 1998
Page 4

Registration Statement and further consent to the references to our name in the Registration Statement and any amendments thereto.

                              Respectfully submitted,

                              /s/ Milbank, Tweed, Hadley & McCloy

KJB/EHS